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                                                            OMB APPROVAL
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--------                                            OMB Number:      3235-0104
 FORM 3                                             Expires: December 31, 2001
--------                                            Estimated average burden
                                                    hours per response.... 0.5
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               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
                                              Statement                     Trading Symbol                      of Original
    Oliver,      James      Edward            (Month/Day/Year)           Santa Fe International Corp. (SDC)     (Month/Day/Year)
----------------------------------------                                 ------------------------------------
     (Last)     (First)     (Middle)        September 21, 2001           5. Relationship of Reporting        -----------------------
           6105 Maumelle                   ----------------------------     Person(s) to Issuer              7. Individual or Joint/
----------------------------------------   3. I.R.S. Identification         (Check all applicable)              Group Filing (Check
             (Street)                         Number of Reporting              Director       10% Owner         Applicable Line)
                                              Person, if an entity       -----           -----                   X  Form filed by
      Plano         TX         75023          (voluntary)                  X   Officer        Other (specify    --- One Reporting
--------------------------------------                                   -----           -----      below)          Person
      (City)      (State)      (Zip)       ----------------------------  (give title below)                         Form filed by
                                                                         Vice President, Treasurer              --- More than One
                                                                         and Controller                             Reporting Person
                                                                         ------------------------------
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            TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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    Ordinary Shares                              5,444                           D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)
*If the form is filed by more than one reporting person, see Instruction 5(b)(v).                                   SEC 1473 (3-99)

                                                        POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTIONS OF INFORMATION
                                                        CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS
                                                        A CURRENTLY VALID OMB CONTROL NUMBER.
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
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FORM 3 (CONTINUED)                      TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                                   (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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
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1. Title of Derivative  2. Date Exercisable     3. Title and Amount of      4. Conversion    5. Ownership    6. Nature of Indirect
   Security (Instr. 4)     and Expiration          Securities Underlying       or Exercise      Form of         Beneficial Ownership
                           Date                    Derivative Security         Price of         Derivative      (Instr. 5)
                           (Month/Day/Year)        (Instr. 4)                  Derivative       Security:
                        -------------------------------------------------      Security         Direct (D) or
                                                                Amount or                       Indirect (I)
                        Date         Expiration                 Number                          (Instr. 5)
                        Exercisable  Date          Title        of Shares
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EMPLOYEE STOCK OPTION      (1)     06/09/2007  Ordinary Shares   3,750          $28.50              D
(RIGHT TO BUY)
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EMPLOYEE STOCK OPTION      (2)     12/09/2007  Ordinary Shares   4,700          $45.00              D
(RIGHT TO BUY)
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EMPLOYEE STOCK OPTION      (3)     12/14/2008  Ordinary Shares  15,000          $12.25              D
(RIGHT TO BUY)
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EMPLOYEE STOCK OPTION      (4)     12/13/2009  Ordinary Shares  20,000          $20.94              D
(RIGHT TO BUY)
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EMPLOYEE STOCK OPTION      (5)     12/12/2010  Ordinary Shares  22,000          $30.94              D
(RIGHT TO BUY)
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Explanation of Responses:

(1) 50% of the option became exercisable beginning on June 9, 1999, 25% on June 9, 2000 and  25% on June 9, 2001.
(2) 50% of the option became exercisable beginning on December 9, 1999, 25% on December 9, 2000 and 25% becomes exercisable on
    December 9, 2001.
(3) 50% of the option became exercisable beginning on December 14, 2000 and 25% each becomes exercisable on December 14, 2001 and
    December 14, 2002.
(4) 50% of the option becomes exercisable beginning on December 13, 2001 and 25% each on December 13, 2002 and December 13, 2003.
(5) 50% of the option becomes exercisable beginning on December 12, 2002 and 25% each on December 12, 2003 and December 12, 2004.





                                                                                    /s/ JAMES E. OLIVER                   9/24/2001
                                                                                    ----------------------------------  ------------
                                                                                     **Signature of Reporting Person        Date
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**    Intentional misstatements or omissions of facts constitute Federal
      Criminal Violations.   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.